EXHIBIT 99.1

FOR IMMEDIATE RELEASE

A. Schulman to Add Carol Eicher and Allen Spizzo to the Board of Directors; Dr. William H. Joyce Appointed as Advisor to Board

•	A. Schulman signs cooperation agreement with Cruiser Capital and Kingdon Capital

•	Dr. William Joyce appointed senior advisor to the Board and consultant to the Company

AKRON, Ohio, September 8, 2017 - A. Schulman, Inc. (Nasdaq: SHLM) today announced the appointment of Allen A. Spizzo and Carol S. Eicher to its Board of Directors (“the Board”), effective immediately. In connection with these appointments, the Board size will be increased to ten directors, nine of whom will be independent. Mr. Spizzo will serve on the Board’s Audit, Finance, and Nominating and Corporate Governance Committees, and Ms. Eicher will serve on the Compensation, Audit and Executive Committees. Both Mr. Spizzo and Ms. Eicher will stand for re-election to the Board at A. Schulman’s 2017 Annual Meeting of Stockholders.

A. Schulman also announced today that Dr. William H. Joyce has been appointed Senior Advisor to the Board, effective immediately. In this capacity, Dr. Joyce will serve as a consultant to the Company and as an advisor to the Board for a term of two years.

“Carol, Allen and Bill each have a deep understanding of the global chemicals industry and we are excited that they will contribute their time, energy and experience to the A. Schulman Board,” said Joseph M. Gingo, A. Schulman Chairman, President and Chief Executive Officer. “In particular, their collective industry knowledge will help support our planned leadership succession as it relates to our CEO search. These appointments are in line with a number of important governance steps our Board has taken over the past year to refine the Company’s focus and improve its execution of sustainable value creation for the benefit of our shareholders. Lastly, I'd like to personally extend my thanks to Keith Rosenbloom and Charlie Rose from Cruiser Capital for their professionalism as we negotiated this cooperation agreement.”

These appointments follow a cooperation agreement among A. Schulman, Cruiser Capital Advisors, LLC, and Kingdon Capital Management, L.L.C., which collectively own 9.83% of A. Schulman common stock. The Joyce Trusts, in which Dr. Joyce has a pecuniary interest, own 2.55% of A. Schulman common stock.

“I see incredible opportunity to improve the operations at A. Schulman. I’m excited to work with Joe and the Board to help A. Schulman’s talented workforce create better outcomes for associates, customers and shareholders. As a significant owner of A. Schulman’s common stock, I am focused on ensuring that the Company maximizes value for all shareholders,” said Dr. William Joyce.
“We invested in A. Schulman because it is a resilient business in an industry with excellent long-term prospects, and our productive, collaborative dialogue with the A. Schulman team has reinforced our confidence in the Company. We believe the additional contributions from Bill Joyce, Carol Eicher and Allen Spizzo will assist A. Schulman in dramatically improving its margins and cash flow through innovation and increased capacity utilization,” said Keith M. Rosenbloom, Cruiser Capital’s Managing Member.

“We are pleased to reach this agreement and believe that these additions to the Board and Bill’s appointment as Senior Advisor represent a continuation of meaningful changes A. Schulman has taken to deliver attractive returns while positioning the Company for future success. Importantly, this collaboration demonstrated to us a willingness by management to be open to different opinions and ideas,” said Mark E. Kingdon, Founder and Chief Executive Officer of Kingdon Capital Management.

Pursuant to the agreement, the parties have agreed to certain customary standstill and voting provisions. Cruiser Capital and Kingdon Capital have agreed to vote in favor of the Company’s slate of nominees recommended by the Board at the 2017 Annual Meeting. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About Carol S. Eicher
Carol Eicher is the non-executive chairman of Innocor, Inc., where she is the past President and CEO. She serves on the Board of Directors and is the current Chair of the Governance Committee for Tennant Company. She brings over thirty years of manufacturing, commercial and executive leadership experience in the chemical industry to the Board with previous positions at Dow Chemical Co., where she was Business President for Coatings and Construction, a $5 billion global business, as an executive officer at Rohm and Haas and Ashland, Inc. as well as in manufacturing leadership roles at DuPont. Ms. Eicher obtained her Bachelor’s degree in chemical engineering from the University of Pennsylvania in Philadelphia and her MBA from York College of Pennsylvania.

About Allen A. Spizzo
Allen Spizzo currently serves on the Board of Directors as a member of the Audit and Compensation Committees for Ferro Corporation, and on the Board of Directors of Global Specimen Solutions, Inc., a privately held informatics company. He previously served on the Board of Directors of OM Group, Incorporated, a global specialty chemicals and materials company. He is the former Vice President and Chief Financial Officer of Hercules Incorporated, an S&P 500 specialty chemical company and has been a management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries since 2008. He also serves as an investment advisor and asset management trustee. Mr. Spizzo received a BS in Chemical Engineering from North Carolina State University and an MBA from University of Akron.

About William H. Joyce
Dr. Joyce is the Chairman and Chief Executive Officer of Advanced Fusion Systems LLC. He is also the retired Chairman of the Board and Chief Executive Officer of Nalco Holding Co., Hercules Inc., Union Carbide Corporation and former Vice Chairman of Dow Chemical Co. He is an active member of scientific bodies and panels, was awarded the National Medal of Technology, and was selected as one of the hundred most successful engineers of the century by the American Institute of Chemical Engineers. Dr. Joyce received a BS in Chemical Engineering from Pennsylvania State University, and an MBA with distinction and a PhD in Business, both from New York University.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 4,800 people and has 54 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2016. Additional information about A. Schulman can be found at www.aschulman.com.

About Cruiser Capital Advisors:
Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from what strategic buyers would pay for the enterprise. Cruiser often utilizes a constructivist approach to help bring customers, personnel and strategic thinking in an effort to collaborate with management teams to help drive equity value.

About Kingdon Capital:
Kingdon Capital Management, LLC is a New York based alternative investment firm founded in 1983.  Kingdon employs a research-driven process, investing across geographies, industries and asset classes, and maintains a collegial, collaborative culture that enables the investment team to work together across disciplines.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2016. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

Important Additional Information and Where to Find It
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 Annual Meeting. The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom, other than the Company’s Chairman, President and Chief Executive Officer, Joseph M. Gingo, and the Company’s independent director, James A. Mitarotonda, in each case who beneficially own in excess of one percent 1% of the Company’s outstanding shares of common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2016 annual meeting of stockholders (the “2016 Proxy Statement”), filed with the SEC on October 28, 2016. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2016 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website http://www.sec.gov, at the Company’s website http://ir.aschulman.com/ or by contacting the Company’s Vice President of Corporate Communications & Investor relations by mail at A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, by phone at (330) 668-7346 or by email at Jennifer.Beeman@aschulman.com.
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Contacts
Investors / Media:
A. Schulman, Inc.
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com